HSBC 汇丰

CONFIDENTIAL

Ref 参考 Perfect Dream Ltd

No.509 Chengxin Road,
Jiangning Development Zone,
Nanjing, Jiangsu, China

25 Jun 2009

Attn: Mr. 康宜华
Chairman

Dear Sir,

Ref: BANKING FACILITIES (S/N: 090323)
This letter cancels and supersedes our previous letter dated 14 April 2009.

With reference to our recent discussion, we are pleased to confirm our agreement to granting you the under-mentioned banking facility which will be made available on the specific terms and conditions outlined herein and upon the satisfactory completion of the security and conditions precedent detailed below. Notwithstanding anything to the contrary in this facility letter, this facility is subject to our overriding right of suspension, withdrawal and repayment on demand at any time, including the right to call for cash cover security on demand for prospective and contingent liabilities and also subject to review at any time, and in any event, by 31 March 2010 or such later date as determined by the Lender at its sole discretion.

Borrower	:	Perfect Dream Ltd
Lender	:	HSBC Bank (China) Company Limited, Shanghai Branch
Facility /Amount	:	For avoidance of doubt, each and all the facilities set out below are of the revolving nature, i.e. any utilised but repaid amount under any such facility is available for re-utilisation, subject to the terms and conditions of this Facility Letter.

Tranche I
Import Facilities up to USD500,000.-
Documentary Credit (DC)/ Usance DC to your suppliers and Import Loan Facilities for up to 90 days, less any usance / credit periods granted by your suppliers.

Within which

Goods under your control and/or Trust Receipts up to USD500,000.-

Tranche II

Post-Shipment Finance up to USD1,000,000.-

Within which

Open Account financing up to USD1,000,000.-

Tenor: up to 60 days

Advance Ratio: 85%

Tranche III

Pre-Shipment Finance up to USD1,000,000.-

Maximum 90 days before shipment with 70% prepayment ratio.

We may, at our sole and absolute discretion, refuse to allow drawings under the facilities if the drawee is considered by us to be unacceptable and / or if the transaction in question does not meet our operational requirements in respect of these facilities.

Facility(ies) will only be made available subject to availability of funding.

Purpose :

Tranche I

To facilitate the Borrower's raw material sourcing needs.

Tranche II

To finance receivables due from Tesco.

Tranche III

To finance sourcing/production against copy of Purchase Order from Tesco.

The Borrower shall apply the loan proceeds for the purpose as set out above and shall comply with the requirements of the relevant PRC laws and regulations. The Borrower shall not apply the loan proceeds for any other purpose, including but not limited to, applying the loan proceeds for equity investments, applying the loan proceeds for speculation in the stock market, the futures market, the real estate market or other similar market speculation.

Term : The "Term" here refers to the term during which this facility is available for drawing. The Term of this facility is up to (and including) 31 March 2010, subject to annual review and renewal at the Lender's sole discretion and as unilaterally advised by the Lender from time to time.

Market Disruption / Increased Costs : Without prejudice to our overriding right of suspension, withdrawal and repayment on demand, we would reserve our right to renegotiate any of the interest margins, fees and the applicable period of PBOC base rate detailed herein (in case there is any Loan denominated in RMB) in the event of any change occurring in any applicable law or regulation (or its interpretation) or in PRC's financial markets or the need to comply with any requirement of any regulatory/governmental authority (whether or not having the force of law), which resulted, in our opinion, in an increase of the cost of advancing, maintaining or funding any facilities, a change on the basis to calculate the interest margins, deviation from the RMB interest rate regime permitted by PRC laws or regulations (or its interpretation), and/or a reduction in the net return to us from the facilities outlined herein. Before the renegotiated interest margins, fees or applicable base rate is agreed, the Bank has the sole discretion to charge the Borrower the revised interest and fees with a notice to the Borrower. However, if such change in applicable laws and regulations or the requirements of relevant regulatory/governmental authorities have retrospective effect, the Customer shall indemnify the Bank against the increase of cost and/or the reduction in the net return suffered by the Bank in respect of relevant period affected by such retrospective effect within 5 Business Days upon receipt of written notice from the Bank. The Bank's written notice setting out its claim for such indemnity shall be the conclusive evidence for the indemnity amount payable to the Bank by the Customer, unless the Bank's claim conflicts with relevant laws, regulations, regulatory/governmental requirements in the PRC.

HSBC 汇丰

Interest /Commission : Import/Pre-shipment Finance Facility Interest Rate

The Applicable Interest Rate for Import/Pre-shipment Finance hereunder shall be 2.5% per annum over Singapore Interbank Money Market Offer Rate (SIBOR) of USD for 3 months or any other interest period as may be determined by the Lender and the principal and all accrued interests shall be paid on the due date of each drawing to the debit of your account.

Open Account financing

The Applicable Interest Rate for Open Account financing hereunder shall be 2% per annum over Singapore Interbank Money Market Offer Rate (SIBOR) of USD for 2 months or any other interest period as may be determined by the Lender and the principal and all accrued interests shall be paid on the due date of each drawing to the debit of your account.

SIBOR:SIBOR shall be determined as the United States Dollar interest rates quoted on the Reuters Screen page "SIBOR=" as of 11:30 a.m. (Singapore Time), two Singapore business days prior to the first day of each Interest Period.

ALL the above provisions shall not be read as excluding both parties' entering into any agreement in writing on any other applicable interest rates and/or other interest rate modification mechanism in respect of all or any part of the above mentioned facilities in whatever currencies. Such otherwise agreed Applicable Interest Rate shall be specified in the relevant drawdown request of the Borrower.

Documentary Credits opening commission to be charged at 0.15% flat on the DC amount for each validity period of 3 months with a minimum charge of USD45.-

Deferred Payment Fee for Usance DC:

0.1% of DC amount per month

Import Bills Handling Fee:

0.1% of DC amount with minimum charge of USD30.- or equivalent

Commission in lieu of exchange

Waived

HSBC 汇丰

Open Account financing Service Fee:
0.1% with minimum charge of USD30.- or equivalent

Handling Commission for Export Bills:
DC bills: 0.1% with minimum charge of USD35.- or equivalent
Non-DC bills: 0.1% with minimum charge of USD30.- or equivalent

Export DC Advising (Standard Tariff):
DC advising: USD30.- or equivalent per DC
DC Amendment Advising: USD20.- or equivalent per DC

Default Interest : Please note Default Interest will be payable on sums which are overdue or overlimit (as well as amounts demanded and not paid) or (in respect of loan amount) used for purposes other than the purpose of loan stated in this letter in respect of all or any of the facility and such interest will be charged by the Lender as follows:

USD Facilities
Default Interest Rate shall be 3% per annum over the Applicable Interest Rate for respective USD facilities, subject to fluctuation at the Lender's discretion.

For avoidance of doubt, the impost of Default Interest as mentioned above shall not be deemed as the Lender's acknowledgement or acceptance of any such default event as mentioned above and shall be without prejudice to any rights of the Lender as described in the first paragraph of this facility letter.

Prepayment : With the Lender's prior approval (which will not be withheld, provided that the Lender is satisfied that the funds utilized are generated from Borrower's internal resources out of cash flow rather than from external refinancing), during an interest period the total amount of a drawing may, with 5 working days advance notice to the Lender, be repaid subject to the usual penalties (i.e. Break Funding Cost: the differential between the return the Lender would have received had the loan run to maturity and the return the Lender is able to obtain by the placing of the funds repaid for the remainder of the period in the market). Each prepayment should be in a minimum of USD50,000.- (or, if the relevant drawing is made in any other currency, the equivalent amount in such other currency) and in an integral multiple of USD50,000.- (or, if the relevant drawing is made in any other currency, the equivalent amount in such other currency).

AOC-GEN-018(280207)

Security : We require to hold:-

1) A Corporate Guarantee for USD2,750,000.- from Ever-Glory International Group Inc (the Guarantor).

2) A Personal Guarantee up to USD2,750,000.- from Mr Kang Yi Hua.

Conditions Precedent :

1) Certified true copies of all government approvals and certificates in relation to the establishment of the Borrower shall be submitted to the Lender.

2) The Borrower has provided its internal authorization document (such as shareholders' resolution, board resolution) approving (or authorizing others to approve) the facilities hereunder and authorizing representative(s) to accept and sign the terms, conditions and documents in connection with the facilities hereunder in strict compliance with its articles of association and the PRC Company Law (or equivalent or similar law if the Borrower is a foreign entity).

3) In the event that the Lender's making available any facility hereunder is subject to regulatory approval or the completion of other procedures with the regulator(s), the acquisition of such regulatory approval and the completion of such procedures with regulator(s).

4) The Lender is satisfied that all the security(ies) stated in the "Security" item above (if any) has/have been established and is/are valid and enforceable. The security provider's internal authorization document (such as shareholders' resolution, board resolution) approving (or authorizing others to approve) the provision of the Security and authorizing representative(s) to accept and sign the terms, conditions and documents in connection with the Security in strict compliance with its articles of association and the PRC Company Law (or equivalent or similar law if the security provider is a foreign entity) has been duly made and submitted to the Lender.

Sr.

HSBC 汇丰

Undertaking / Covenants : You/the Guarantor will be required for so long as this facility is available to you to comply with the following covenants/undertakings. Your compliance or otherwise with the following covenant(s)/ undertakings will not in any way prejudice or affect our right to suspend, withdraw or make demand in respect of the whole or any part of the facilities made available to you at any time. By signing this letter, you expressly acknowledge that we may suspend, withdraw or make demand for repayment of the whole or any part of the facilities at any time notwithstanding the fact that the following covenants/undertakings are included in this letter and whether or not you are in breach of any such covenants/undertakings.

1) The Borrower and its on-shore subsidiaries will open USD/RMB settlement account with the Lender

2) Receivable collection account for Tesco will be switched to the Lender.

3) Borrower and its related companies should channel no less than USD15,000,000.- cash flow (including Open Account export to Tesco, DC export bills and Outward Remittance) to the Lender each year;

4) Tangible Net Worth of the Guarantor should not less than USD24,000,000.- at any time;

   "Tangible Net Worth" means the aggregate of:-

   - the amount paid up on the issued share capital (other than any redeemable share capital) of the Company(ies)/Group; and
   - the capital and revenue reserves (including but not limited to the share premium account, revaluation and retained profits or losses);

   but after deducting from such sum:-

   - goodwill and all other intangible assets;
   - all minority interests in subsidiaries;
   - all amounts set aside for tax;
   - any dividend or other distribution declared/recommended;
   - the excess of the book value to the market value of the listed investments;

- any amount standing to the debit of the Company/Group's capital and reserves (including profit and loss account); and
- any amount due from the shareholders, directors, and/or related companies.

Other Conditions :

1) Without prejudice to any security or other priority right to which the Lender is entitled (if any), this facility shall rank at least pari-passu with all present and future borrowings of the Borrower. The Borrower undertakes to advise the Lender in advance of any future borrowings.

2) The Borrower should not create or attempt to create or permit to subsist any mortgage, debenture, charge, pledge, lien or other encumbrance upon, or permit any lien or other encumbrance (save a lien arising by operation of law in the ordinary course of trading) on the whole or any part of present or future assets of the Borrower without Lender's prior written consent.

3) Half-yearly and audited yearly financial statements of the Borrower and the Guarantor to be prepared by qualified accountants shall be provided to the Lender whenever available but in any event no later than 90 days and 120 days from the financial half-year-ends and year-ends respectively.

4) Other financial or operational information of the Borrower as from time to time reasonably requested by the Lender shall be provided.

Expenses : All out-of-pocket expenses including but not limited to the PRC stamp duty and the legal fees in relation to the preparation, negotiation, execution and enforcement of this facility shall be borne by the Borrower.

Taxation and Deduction : All payments of principal, interest, fees and other expenses shall be made by the Borrower free and clear of taxes, levies, imposts, duties, charges or withholding of whatsoever nature.

Assignment :	Without prejudice to any right of assignment enjoyed by the Lender pursuant to law or any contract, the Lender may, without any party's consent, assign any and/or all of its rights and obligations hereunder to any HSBC Group member(s) that are/is more than 50% owned or controlled by HSBC Group or any of the Lender's sub-branch(es) (if any).
Governing Law:	This letter shall be governed by and construed in accordance with the laws of the People's Republic of China.
Jurisdiction :	The Borrower submits to the jurisdiction of the PRC court at the principal office of the Lender. Nothing in this Clause limits the right of the Lender to bring proceedings against the Borrower in connection with this facility in any other court of any competent jurisdiction.

(i) Section 83 of the HK Banking Ordinance and (ii) the CBRC Administration Rules on the Connected Transactions of Commercial Banks with Insiders and Shareholders (the "CBRC Rules on Connected Transactions"):

Please note that Section 83 of the Banking Ordinance and the CBRC Rules on Connected Transactions have imposed on us as a bank certain limitations on advances to persons related to our directors or employees or advances that are of the "connected transaction" nature. In acknowledging this Facility Letter you should advise us whether you are in any way related to any of our directors or employees within the meaning of Section 83 or otherwise are a "connected party" defined in the CBRC Rules on Connected Transactions and in the absence of such advice we will assume that you are not so related. We would also ask, should you become so related subsequent to acknowledging this Facility Letter, that you immediately advise us in writing.

We may provide any information relating to any of your accounts with us and any facilities we may provide to you from time to time or their conduct or any other information concerning your relationship with us to any other company or office which at the relevant time belongs to or is part of the HSBC Group.

The facility offer will remain open for acceptance until the close of business on 25 Jul 2009 and if not accepted by that date will be deemed to have lapsed (unless otherwise agreed by us in writing).

HSBC 汇丰

We shall be grateful if you could arrange for the authorized signatory(ies) of your company in accordance with the terms of the shareholders' resolution or board resolution (as the case may be) to be given to us, to sign and return to us the duplicate copy of this letter to signify your understanding and acceptance of the terms and conditions under which the facility is granted.

We look forward to the establishment of our mutually beneficial and lasting relationship.

Yours faithfully,
For and on behalf of
HSBC Bank (China) Company Limited
Shanghai Branch

Scott Yan
Assistant Vice President
Commercial Banking

Helen Zhou
Senior Vice President & Team Head
Commercial Banking

Accepted by
Perfect Dream Ltd

For and on behalf of
PERFECT DREAM LIMITED

Authorized Signature(s)

Authorised Signature(s) &
Company Chop
Date: 2008.6.30